Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR FOURTH QUARTER AND FISCAL 2007
LAUREL, Miss. (December 4, 2007) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2007.
     Net sales for the fourth quarter of fiscal 2007 were $426.9 million compared with $291.7 million for the same period a year ago. For the quarter, the Company reported net income of $24.1 million, or $1.18 per diluted share, compared with $10.5 million, or $0.52 per diluted share, for the fourth quarter of fiscal 2006. The results for the fourth quarter of fiscal 2006 included the recognition of other income of $3.6 million, or $0.11 per share net of income taxes, for Hurricane Katrina related insurance recoveries.
     Net sales for fiscal 2007 were $1.475 billion compared with $1.048 billion for fiscal 2006. Net income for the year totaled $78.8 million, or $3.88 per diluted share, compared with the net loss of $11.5 million, or $0.57 per diluted share, for last year.
     “Our fourth quarter performance marked a strong finish to fiscal 2007,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “These results reflect improved market conditions over the prior year, which more than offset the higher grain costs we experienced. We posted record annual sales of over $1.4 billion and our operations performed well in our industry as we processed over 343.6 million chickens, or 2.0 billion dressed pounds in fiscal 2007.”
     According to Sanderson, as measured by a simple average of the Georgia dock price for whole chickens, prices were higher by approximately 15.5 percent in the Company’s fourth fiscal quarter compared with the same period in 2006, and were higher by 9.9 percent for the fiscal year. Boneless breast meat prices during the quarter averaged 17.8 percent higher than the prior-year period, and averaged 25.8 percent higher for fiscal 2007 compared with the prior year. Jumbo wing prices averaged $1.16 per pound for the quarter, up 27.6 percent from the average of $0.91 per pound during the fourth quarter of fiscal 2006. The average market price for bulk leg quarters increased approximately 36.2 percent for the fourth quarter and 51.9 percent for fiscal 2007 compared with the same periods last year. Dark meat prices continue to be supported by strong export demand. Two company plants removed from the list of plants authorized to ship product to Russia effective November 1, 2007, were returned to the approved list on November 27, 2007, and are once again shipping product to that important market. While the chicken markets improved versus last year’s fourth quarter, prices for corn and soybean meal, the Company’s primary feed ingredients, increased 43.7 and 18.8 percent, respectively, compared with the fourth quarter a year ago.

-MORE-

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2007

December 4, 2007
     “Fiscal 2007 was highlighted by the opening of our new Waco, Texas complex, which began processing chicken early in the fourth fiscal quarter. We were pleased to complete this project on time and on budget and we look forward to realizing the benefits of the additional capacity and marketing opportunities for the Company. At full production, this facility will represent an increase in capacity of 1.25 million head of chickens per week and will provide steady growth for Sanderson Farms through 2009.
     “Looking ahead, we expect the grain markets to remain volatile with higher grain prices in fiscal 2008. However, overall poultry market conditions continue to be favorable and we believe that fundamental supply and demand economics will work to maintain industry profitability over the long term, while recognizing that short-term swings are inevitable. We remain confident in the strength of our operations and we will continue to move Sanderson Farms forward in fiscal 2008 regardless of market conditions. As always, our goal is to operate at the top of the industry and create long-term value for our shareholders,” Sanderson concluded.
     Sanderson Farms will hold a conference call to discuss this press release today, December 4, 2007, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through December 11, 2007. Those without internet access or who prefer to listen via telephone may call 877-681-3377, access code 9366343.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2006 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s third quarter ended July 31, 2007.

-MORE-

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2007

December 4, 2007
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2007	2006	2007	2006
Net sales	$426,909	$291,669	$1,474,844	$1,047,930
Costs and expenses:
Cost of sales	372,902	269,672	1,289,654	1,023,438
Selling, general and administrative	16,284	11,321	59,797	51,308

	389,186	280,993	1,349,451	1,074,746

Operating income (loss)	37,723	10,676	125,393	(26,816)

Other income (expense):
Interest income	171	44	364	235
Interest expense	(1,703)	(1,078)	(5,328)	(2,803)
Other	60	3,648	84	3,738

	(1,472)	2,614	(4,880)	1,170

Income (loss) before income taxes	36,251	13,290	120,513	(25,646)
Income tax expense (benefit)	12,180	2,825	41,680	(14,145)

Net income (loss)	$24,071	$10,465	$78,833	$(11,501)

Basic earnings (loss) per share	$1.19	$0.52	$3.91	$(0.57)

Diluted earnings (loss) per share	$1.18	$0.52	$3.88	$(0.57)

Dividends per share	$0.14	$0.12	$0.50	$0.48

Weighted average shares outstanding:
Basic	20,200	20,080	20,140	20,070

Diluted	20,390	20,160	20,301	20,070

-MORE-

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2007

December 4, 2007
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	October 31,	October 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,623	$7,396
Accounts receivable, net	69,484	40,930
Refundable income taxes	1,102	14,402
Inventories	119,258	96,490
Prepaid expenses	14,734	13,179

Total Current Assets	207,201	172,397

Property, plant and equipment:
Land and building	304,218	246,828
Machinery and equipment	369,800	326,594

	674,018	573,422
Less accumulated depreciation	(283,328)	(263,112)

	390,690	310,310
Other assets	2,482	2,360

Total assets	$600,373	$485,067

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,979	$31,514
Accrued expenses	33,718	23,567
Current maturities of long-term debt	455	4,433

Total current liabilities	79,152	59,514

Long-term debt, less current maturities	96,623	77,078
Claims payable	3,700	3,200
Deferred income taxes	16,352	16,935
Stockholders’ equity	404,546	328,340

Total liabilities and stockholders’ equity	$600,373	$485,067

-END-